Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

AXION INTERNATIONAL HOLDINGS, INC.

a Colorado corporation

Axion International Holdings, Inc. (the “Corporation”), organized and existing under and by virtue of the Colorado Business Corporation Act, does hereby certify as follows:

FIRST: The name of the corporation is Axion International Holdings, Inc.

SECOND: The following amendment to the Corporation’s Articles of Incorporation filed with the Colorado Secretary of State on February 11, 1981, as amended (the “Articles”), was duly adopted by the Board of Directors of the Corporation by unanimous written consent in accordance with Section 7-108-202 of the Colorado Business Corporation Act, and by the shareholders of the Corporation at a meeting of the shareholders held on November 19, 2013 in accordance with Sections 7-107-101 and 7-110-103 of the Colorado Business Corporation Act.

THIRD: Article IV of the Articles is hereby amended and restated in its entirety to read in full as follows:

The aggregate number of Shares which the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000) Shares of Common Stock and Two Million Five Hundred Thousand (2,500,000) Shares of Preferred Stock. All Shares shall be without par value.

The Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

(a)          The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

(b)          The annual dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

(c)          The redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

(d)          The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e)          The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

(f)          The rights, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

(g)          Any other relative rights, preferences and limitations of that series.

[Signature page follows]

IN WITNESS WHEREOF, Axion International Holdings, Inc. has caused these Articles of Amendment to be duly executed in its name and on its behalf by its President and Chief Executive Officer this 20th day of November, 2013.

Axion international Holdings, Inc.

By:	/s/ Steven Silverman
Name: Steven Silverman
Title: President and Chief Executive Officer

[Signature page to Articles of Amendment to Articles of Incorporation]